QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(l)

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603

(312) 782-0600
June 24, 2004

Reaves Utility Income Fund
1625 Broadway, Suite 2200
Denver, Colorado 80202

Re:	Registration Statement on Form N-2 1933 Act File No. 333-115071 1940 Act File No. 811-21432

Ladies and Gentlemen:

        We have acted as counsel to Reaves Utility Income Fund, a statutory trust created under the Delaware Statutory Trust Act (the "Trust"), in connection with the proposed offering by the Trust of 3,200 preferred shares of beneficial interest, no par value per share, liquidation preference $25,000 per share, designated Series M7 Auction Market Preferred Shares, 3,200 preferred shares of beneficial interest, no par value per share, liquidation preference $25,000 per share, designated Series F7 Auction Market Preferred Shares and 3,200 preferred shares of beneficial interest, no par value per share, liquidation preference $25,000 per share, designated Series W28 Auction Market Preferred Shares (collectively, the "Preferred Shares").

        This opinion is furnished in connection with the filing of the Trust's Registration Statement on Form N-2 under the Securities Act of 1933, as amended (File No. 333-115071) (the "Registration Statement").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the purchase agreement (the "Purchase Agreement") between the Trust and the underwriters party thereto relating to the offer and sale of the Preferred Shares will be executed and delivered in substantially the form reviewed by us and that the share certificates representing each series of Preferred Shares will conform to the specimen examined by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

        We do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

        Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Purchase Agreement has been duly executed and delivered; (iii) certificates representing the Preferred Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar; and (iv) the Preferred Shares have been delivered to and paid for by the Underwriters in accordance with the terms of the Purchase Agreement, the issuance and sale of the Preferred Shares will have been duly authorized by the Trust, and the Preferred Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.7 of the Trust's Agreement and Declaration of Trust).

        We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement.

Very truly yours,
/s/ MAYER, BROWN, ROWE & MAW LLP Mayer, Brown, Rowe & Maw LLP
Mayer, Brown, Rowe & Maw LLP Mayer, Brown, Rowe & Maw LLP

QuickLinks

  Exhibit 99(l)